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                                                                    EXHIBIT 99.1

                                                                  -NEWS RELEASE-

COMPANY CONTACT:                                             INVESTOR RELATIONS:
Joseph Czyzyk                                                    David A. Herbst
Mercury Air Group, Inc.                                            The MWW Group
(310) 827-2737, ext. 102                                          (213) 486-6560

                       MERCURY AIR GROUP RESTRUCTURES DEBT
                     AND ANNOUNCES AGREEMENT ON THE SALE OF
                       ITS FIXED BASED OPERATIONS BUSINESS

LOS ANGELES, CALIFORNIA - OCTOBER 28, 2003 -Mercury Air Group, Inc. (AMEX: MAX) announced today that Allied Capital Corporation (NYSE: ALD) has acquired Mercury's $24.0 million Senior Subordinated 12% Note Due December 31, 2005 from J.H. Whitney Co. Mezzanine Fund ("Whitney") and has also entered into a definitive agreement, subject to Mercury's stockholders' approval, the completion of due diligence and regulatory agency consents, for Allied to purchase 100% of the stock of Mercury Air Centers, Inc., (the "Mercury FBO Sale"), the wholly-owned subsidiary of Mercury Air Group which provides fixed base operations at 19 locations throughout the United States. The Mercury FBO Sale provides for a purchase price of $70 million, including an escrow relating to a lease extension, adjustments related to certain capital investments made by Mercury, working capital and other customary terms and conditions. Upon completion of the sale transaction, which is planned to occur by December 31, 2003, the new promissory note issued to Allied in replacement of the Whitney Note, (the "Allied Note"), and other debt will be retired with the proceeds from the Mercury FBO Sale.

As previously disclosed, Mercury was required to seek opportunities for asset sales or refinancings to prepay all or part of the $24.0 million Senior Subordinated 12% Note (the "Whitney Note") by December 31, 2003. Failure to make certain prepayments to Whitney by such date would have required the issuance of up to 10% of the Company's stock pursuant to warrants with a nominal exercise price, as well as issuance of an additional note in the amount of $5.0 million. Under the provisions of the Allied Note these penalty provisions were waived. Allied, upon the acquisition of the Whitney Note, also acquired detachable warrants to purchase 226,407 shares of Mercury's common stock from Whitney with Whitney retaining the right to purchase 25,156 shares of Mercury's common stock. Mercury has agreed to reduce the exercise price of these warrants to $6.10 per share.

"At the close of the sale of this transaction, we will have significantly improved our financial position through the elimination of term debt and the avoidance of the substantial penalties associated with the Whitney Note," stated Joseph A. Czyzyk, Chief Executive Officer of Mercury. "The sale of our FBO business represents a change in the strategic direction of the Company that will continue to evolve over time with a focus to

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grow our three remaining and profitable businesses, MercFuel, Air Cargo and
Government Contracting Services," said Czyzyk, adding, "I am extremely proud of the FBO network we built and that we are now able to ensure its continuing growth and quality through the financial strength of Allied Capital."

Closing of the sale is subject to the satisfactory completion of Allied's due diligence investigation, expiration of the Hart-Scott-Rodino waiting period, Mercury's stockholders' approval and other various conditions. Mercury's Board of Directors has unanimously approved the transaction and certain stockholders have agreed to vote their shares in favor of the sale.

Mercury will file a proxy statement shortly with the SEC and mail to investors of record as of October 17, 2003, detailing the proposed transaction up for approval at its December meeting in Los Angeles, California. The company expects to close the transaction following the stockholder meeting after expiration of the Hart-Scott-Rodino waiting period, and after certain other required governmental approvals and necessary consents are obtained.

ABOUT MERCURY AIR GROUP

Los Angeles-based Mercury Air Group (AMEX:MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates four business segments worldwide: Mercury Air Centers, MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release which are not historical facts are forward- looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company's filings with the Securities and Exchange Commission. The Company intends these forward-looking statements to speak only as of the time of the news release and does not undertake to update or revise the, as more information become available.

For further information please contact Joseph Czyzyk of Mercury Air Group, Inc. at (310) 827-2737, ext. 102 or Investor Relations, David Herbst of the MWW Group at (213)486-6560.